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                                                                    Exhibit 12.1
                              RAIT Investment Trust
                Computation of Ratio of Earnings to Fixed Charges

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

                                                      For the year ended December 31,                       For the nine
                                                                                                             months ended
                                                                                                          September 30, 2002
                                             1998             1999             2000            2001           (unaudited)
                                             ----             ----             ----            ----           -----------
Net Income before minority interest      $ 8,398,871      $12,943,989      $12,129,684      $22,239,758      $31,801,338

Fixed charges:
  Interest expense                         4,309,248       11,104,947       12,777,804       10,627,540        6,787,724
                                         -----------      -----------      -----------      -----------      -----------

Earnings before fixed charges            $12,708,119      $24,048,936      $24,907,488      $32,867,298      $38,589,062

Fixed charges, as above                  $ 4,309,248      $11,104,947      $12,777,804       10,627,540        6,787,724

Ratio of earnings to fixed charges              2.95             2.17             1.95             3.09             5.69
                                                ====             ====             ====             ====             ====
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